                                                                    EXHIBIT 10.6

                        EXCLUSIVE DISTRIBUTION AGREEMENT

THIS EXCLUSIVE DISTRIBUTION AGREEMENT (the "Agreement") is dated this 25th, day of April, 1999, between C-3D Digital, Inc., a Utah corporation (the "Vendor"), and 3D TELEVISION, CO., LTD., a Japan corporation (the
"Distributor").

                             PRELIMINARY STATEMENTS

         A. The Vendor manufactures a variety of 3D Imaging products and other related products.

         B. The Vendor desires to expand its marketing activities and is willing to appoint the distributor as its distributor on the terms and conditions set forth herein, in consideration of the Exclusive Distribution Agreement to, among other things, use its best efforts to market and promote the sale of the Vendor's products.

         NOW THEREFORE, in consideration of the mutual covenants and conditions set forth herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

                                    ARTICLE 1
                           APPOINTMENT AS DISTRIBUTOR

         Section 1. APPOINTMENT AS A DISTRIBUTOR. Subject to the terms and conditions set forth in this Agreement, the Vendor hereby appoints the Distributor for the term of this Agreement, and the Distributor hereby accepts the appointment, as the Vendor's distributor for the sale, distribution and servicing of the Products (as defined below) in the Territory (as defined below).

          Section 1.2 PRODUCT(S). This Agreement applies to the, sublicensing of 2D to 3D process (as defined below), C-3D Digital Imaging system and accessories, manufactured or distributed by the Vendor
(collectively, the "Product(s)"). The definition of Products shall include private labels of the products.

         (i) REPRESENTATIONS AND WARRANTIES OF THE PRODUCT(S). Vendor represents and warrants to Distributor that it has full legal power to grant the rights to distributor as set forth in Section 1.2 of this Agreement; that it has not made, and covenants that it will not make, any commitment to others inconsistent with such grants; that it is not aware of any third party that holds from or under Vendor from granting to Distributor all exclusive rights possessed by Vendor to use, lease, sell, and otherwise dispose of any Product(s); and that the Vendor owns all of such Licensed Technology free and clear of any and all liens, claims, royalty, interest, or encumbrances of any nature whatsoever. Vendor further represents and warrants that all Vendor personnel who have participated in research activities related to Licensed Product(s) have assigned Vendor personnel who have participated in such activity are or shall be placed under a legal obligation to assign, all proprietary and ownership rights in and to the Product(s) and the know-how and any Patent Rights respecting the same to the Vendor, which rights, by virtue of this Agreement shall be subject to the rights of Distributor as set forth herein.

          Section 1.3 INDEPENDENT CONTRACTOR. The Distributor is appointed by the Vendor only for the purposes and to the extent set forth in this Agreement and its relationship to the Vendor shall be that of an independent contractor and neither the Distributor nor any of its employees, agents or affiliates shall be or be deemed to be an employee, partner or agent of the Vendor and nothing contained herein shall be construed to create a partnership, joint venture or any other relationship between the parties hereto other than for the limited purposes set forth herein. Neither party shall have the power or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of the other party or to bind the other in any manner or thing whatsoever.

          Section 1.4 SALES AND PURCHASES. During the term of this Agreement, the Vendor will sell and deliver to the Distributor, and the Distributor will purchase from the Vendor, the Products at the prices and subject to the terms, conditions, and limitations provided in this Agreement.

         Section 1.5 TERRITORY. The Distributor shall have the exclusive right to market the Products throughout Japan (the "Territory"). The Vendor agrees not to sell the Products to entities or individuals residing in Distributor's territory other than the Distributor. The Vendor shall forward to the Distributor all inquiries and orders received by the Vendor concerning sales and/or marketing of the Products and reorders from customers who purchased a Product from the Distributor.

         Section 1.6 USE OF THE VENDOR'S TRADEMARKS/TRADE NAMES. The Vendor hereby authorizes the Distributor to use the Vendors trademarks and trade names during the term of this Agreement. Furthermore, the Vendor hereby authorizes the Distributor to attach a mailing label with the Distributors name, address and telephone number on the Products and the literature. The Vendor will leave reasonable space on its literature and Products for its Distributor to attach its mailing label.

         Section 1.7 CORPORATE STATUS: AUTHORIZATION. As a material inducement to the Distributor to enter into this Agreement and to consummate the transactions contemplated hereby, the Vendor represents and warrants as follows: (i) the Vendor is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah. (ii) the Vendor has all requisite corporate power to execute and deliver this Agreement and subject to the fulfillment or waiver (to the extent legally permitted) of conditions precedent to the Vendor's obligations hereunder to carry out its obligations hereunder. (iii) the execution and delivery of this Agreement and the due consummation of the Vendor of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Vendor. This Agreement constitutes (and each document and instrument contemplated by this Agreement to be delivered by the Vendor, when executed and delivered in accordance with the provisions hereof, will constitute) a valid and legally binding obligation of the Vendor enforceable in accordance with its terms.

                                   ARTICLE II
                            DISTRIBUTOR'S OBLIGATIONS

          Section 2.1 SALES. The Distributor shall take all reasonable efforts to aggressively promote and obtain the sale and distribution of, and to stimulate interest in, the Products in the Territory. In consideration thereof, the Vendor hereby agrees not to authorize or permit any other distributor to sell the Products in the Territory during the Term of the Agreement.

         Section 2.2 MINIMUM ROYALTIES: EXCLUSIVITY. The Vendor and the Distributor will agree to set Minimum royalties for each product. If Distributor fails to sell at least the number of units which is described in the Minimum Royalties for each product. Vendor shall have the right, upon ninety days written notice to Distributor, to convert the license granted hereunder to a non-exclusive license and to grant non-exclusive license to the Licensed Technology and Improvements to others, unless within such ninety days Distributor pays to Vendor royalties pursuant to the Royalty Schedule in an amount that would have been required if the minimum number of units of Licensed Product(s) had been sold through the date of said notice from Vendor.

Vendor guarantees to Distributor the availability of product, parts, service and supplies in order not to prohibit Distributor from meeting its sales quota.

         Section 2.3 LITIGATION. Distributor shall have the first right to sue any party for any unfair trade practices involving the Licensed Technologies or Improvements or any infringement of any patent licensed hereunder, at its own expense in the name of Vendor, if necessary, and Vendor agrees to join in such suit to execute any necessary papers for such suit. If Distributor fails within a reasonable time to sue any person for any unfair trade practices or infringement, Vendor shall have the right to file and maintain, at its own expense, such suit; however, nothing in this agreement shall obligate Distributor to assume any responsibility or liability respecting any action possible action for any unfair trade practices or infringement.

                                   ARTICLE III
                            THE VENDOR'S OBLIGATIONS

          Section 3.1 SPECIFIC DUTIES. In order to carry out its responsibilities, the Vendor agrees to undertake at its expense to:

         (i) take all measures reasonably necessary to support the Distributor's promotion and sale of the Products in the Territory;

         (ii) provide the Distributor at cost commercial catalogs, leaflets, and other printed documentation for distribution to the Distributors customers;

         (iii) assist the Distributor to prepare such other catalogs, leaflets, and printed documentation as the parties agree is desirable for the marketing of the Products in the Territory;

         (iv) provide training, literature, photographs and other support materials in connection with the Distributor's marketing program for the Products.

         Section 3.2 TRADEMARKS, TRADE NAMES AND PATENTS. The Vendor represents and warrants that it is the owner of the trademarks and trade names utilized with the Products and such trademarks and trade names do not and will not infringe on any valid United States or International trademark or trade name. The Vendor shall be responsible for registering the trademarks and trade names for the Products in the locations where the Distributor markets the Products. The Vendor represents and warrants that the Products do not and will not infringe any valid United States or International patent, insured, with respect to the Products sold to the Distributor hereunder.

         Section 3.3 INSURANCE. The Vendor agrees that, so long as the Distributor continues to purchase Products from the Vendor, the Vendor shall maintain in full force and effect product liability insurance, with a Vendor's endorsement naming the Distributor as an additional insured. Satisfactory evidence of such insurance shall be delivered to the Distributor on or before the date the Distributor receives its first shipment of Products and within 30 days prior to each renewal date of such insurance. Such insurance shall not be subject to cancellation or modification during the term of this Agreement without 30 days prior written notice to the Distributor from the insurer.

         Section 3.4 INDEMNIFICATION. The Vendor agrees to defend, indemnify and hold harmless the Distributor from, against and in respect of any and all demands, claims, actions or causes of action, losses, liabilities, damages, assessments, deficiencies, taxes, costs and expenses, including without limitation, interest, penalties and reasonable attorneys' fees and expenses, asserted against, imposed upon or paid, incurred or suffered by the Distributor as a result of, arising from, in connection with or incident to any breach or inaccuracy of any representation or warranty of Vendor in this Agreement or breach of any covenant or agreement of the Vendor contained in this Agreement.

                                   ARTICLE IV
                               CONDITIONS OF SALE

         Section 4.1 ORDERS. The Distributor shall submit orders in writing to the Vendor for purchase of the Products by the Distributor.

         Section 4.2 SHIPMENT. The Vendor shall keep the Distributor informed of any backlogs in Product production. At the time an order is place, the Vendor agrees to advise the Distributor in writing of the estimated date that it will ship the order. If the Vendor fails to ship an order within one week of such estimated shipment date, the Distributor shall have the option, upon written notice to the Vendor, of canceling the order. Upon written consent of the Distributor, Vendor will ship orders directly to any location without additional charges. All products will be pre-packed in individual plain white shipping boxes and will include instructions and pertinent literature. No reorder forms shall be placed by the Vendor in such shipping boxes.

         Section 4.3 PAYMENT. All orders shipped to Japan are to be secured by an "Irrevocable Letter of Credit", except described in the agreement for each products.

         Section 4.4 RETURN. The Distributor and its customers may return Products for credit with the prior written consent of the Vendor, and the Distributor shall have the option of either receiving a credit against outstanding invoices or future orders and receiving a refund if there are no outstanding invoices.

         Section 4.5 CANCELLATION OF ORDERS. The distributor shall have the option of canceling prior to the shipment any order accepted by the Vendor.

                                    ARTICLE V
                                PRICING POLICIES

         Section 5.1 PRICES. The Vendor agrees to sell its Products to the Distributor in accordance with the terms set forth in the price list in a subsequent agreement. When and if the Vendor offers Products for sale, the prices for which are not set forth in the price list, the Vendor and the Distributor agree to update the list to include the prices of such Products. The Distributor shall be responsible for the payment of any applicable sales, use and excise taxes.

         Section 5.2 RETAIL PRICES. The parties acknowledge that the Distributor may establish its own prices to the public and is not required to follow any suggested retail list prices.

                                   ARTICLE VI

         Section 6.1 DEFECTIVE MERCHANDISE. Vendors shall provide to Distributor a one (1) year warranty on all equipment sold to Distributor. The first ninety (90) days will be a full parts and labor warranty on all equipment and parts sold to Distributor and a remaining nine (9) month warranty on all parts and equipment, excluding labor costs.

                                   ARTICLE VII
                              TERM AND TERMINATION

         Section 7.1 TERM OF APPOINTMENT. Subject to the termination provisions of this Article VI, the Vendors appointment of the Distributor shall be for a term of 5 years beginning on the date of this Agreement and ending at midnight on March 31st, 2004 (the "Term of Agreement"). Thereafter, the Distributor shall have the option to extend this Agreement for an additional two (2) year term (the "Renewal Option"). The Distributor shall exercise the Renewal Option by providing the vendor with written notice of its intention to do so not less than sixty (60) days prior to the expiration of the initial term hereof.

         Section 7.2 TERMINATION. Notwithstanding the provisions of Section 7.1, this Agreement may be terminated prior to the expiration of the initial term or any renewal term as follows:

         (i)    by mutual written consent of the parties hereto; or

         (ii) by written notice to a party hereto if such party shall fail in any respect to comply with the terms, covenants and conditions of this Agreement to be complied with by it and shall fail to remedy such failure within 30 days after receipt of written notices thereof from the other party hereto; PROVIDED, HOWEVER, that, if such default cannot by its nature be cured within 30 days, then the defaulting party shall be given a reasonable opportunity to cure the same.

         Section 7.3 SURVIVAL. All sublicenses granted hereunder shall inure to the benefit of the Vendor and Vendor shall become the licensor with respect to the same. Such sublicenses shall continue according to the terms thereof and Vendor shall be entitled to all consideration and royalty from the sublicense therein. Distributor shall make assignment of such sublicenses and execute all documents necessary and proper to substitute Vendor as the licensor therein. In accordance to Section 7.1 it is understood that GGS Co., LTD. and GGS Hawaii are not a considered Sublicensees.

          Section 7.4 SALE OF THE DISTRIBUTOR'S INVENTORY TO THE VENDOR ON TERMINATION. Within six months after the expiration or termination of this Agreement, irrespective of the reason therefore, the Distributor shall have the option of causing the Vendor to repurchase from the Distributor all

Products owned by the Distributor but not sold by it at the date of such termination. The Vendor shall, within 120 days after receipt of notice from the Distributor, repurchase from the Distributor all of such unsold Products. Such repurchase shall be made at a price for each Product equal to the purchase price for such Product paid by the Distributor to the Vendor. Units repurchased by the Vendor shall be delivered C.O.D. (net of any outstanding invoices) by the Distributor to the Vendor's office no later than 30 days after the receipt of the Vendor's repurchase order.

         Section 7.5 RETURNED MATERIALS. Distributor shall return, deliver, and assign to Vendor within 90 days, all written records containing know-how, notebooks, reports, data, application for approval, approval and all writings, including magnetically recorded writings or legible and readable copies thereof which relate to or describe the manufacture, use, sale, or characteristics of Licensed Product(s) and Processes and/or Licensed Technology which are in its possession, custody or control.

                                  ARTICLE VIII
                              REGULATORY APPROVALS

         Section 8.1 REGULATORY APPROVAL IN JURISDICTIONS OTHER THAN THE UNITED STATES. Prior to the Distributors sale of any Product in any jurisdiction other than the United States, the Distributor warrants that it shall have received all requisite governmental approvals to sell such Product in such jurisdiction and that the sales, literature, brochures, packaging and instruction material for such Product shall comply with all applicable laws and regulation of such jurisdiction.

         Section 8.2 UNITED STATES REGULATORY APPROVAL. Prior to the Distributor's sale of any products in the United States the Vendor warrants that it shall have received all requisite governmental approvals to sell such Product in the United States and that the sales literature, brochures, packaging and instruction material for such Product shall comply with all applicable laws and regulations.

                                   ARTICLE IX
                                  MISCELLANEOUS

         Section 9.1 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally, or sent by registered or certified mail (postage prepaid, return receipt request "3D Television Co., LTD.) To the parties at the following addresses:

         If to the Vendor:

         C-3D Digital, Inc.
         American Plaza II
         57 West 200 South, Suite 350
         Salt Lake City, Utah 84101
         Attention: J. Michael Heil

         If to the Distributor:

         3D Television, Co., LTD.
         8-15-17-602, Nishi-Shinjuku Shinjuku-ku
         Tokyo, 160-0023 Japan
         Attention: Mr. Hisatake Togoe

or at such other addresses as shall be furnished by the parties by like notice, and such notice or communication shall be deemed to have been given or made as of the date so delivered or sent.

                                    ARTICLE X
                               GENERAL PROVISIONS

         Section 10.1 ASSIGNMENT OF AGREEMENT. This Agreement is not assignable by either Distributor or Vendor, except in connection with the assignment of substantially all of the business and assets associated therein to an entity which is legally qualified to carry on such business and effect the provisions of the Agreement and without the written consent of the other party, which consent shall not be unreasonably withheld. Upon assignment in accordance with the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

         Section 10.2 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all other agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

         Section 10.3 AMENDMENT. No term or provision of this Agreement may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties, "accept as otherwise expressly provided herein".

         Section 10.4 WAIVER OF ACTION. Distributor waives any claim or right of action arising out of or respecting the Agreement against the offers and the members of the board of directors of Vendor respecting actions taken in their capacity as directors.

         Section 10.5 DESCRIPTIVE HEADINGS. The headings of the various sections herein are for convenience of reference only and shall not define, limit or otherwise affect any of the terms or provisions hereof.

         Section 10.6 APPLICABLE LAW VENUE. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah without reference to conflicts of laws provisions. Any dispute arising hereunder shall be adjudicated in Salt Lake County, Utah.

         Section 10.7 SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area that would cure such invalidity.

         Section 10.8 WAIVER AND REMEDIES. No course of dealing and no delay on the part of any party hereto in exercising any right, power, or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party's rights, powers or remedies conferred by this Agreement shall precluded any other or further exercise thereof or the exercise of any other right, power, or remedy.

          Section 10.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

         Section 10.10 ATTORNEYS' FEES. In the event of any litigation arising out of or relating to this Agreement, the unsuccessful party in such litigation shall pay to the successful party all costs and expenses incurred therein by the successful party, including, without limitation, reasonable attorneys' fees, including costs and attorneys' fees for all appellate and bankruptcy proceedings, which costs, expenses and fees shall be included in and made a part of any judgement or award rendered in such litigation.

         Section 10.11 GGS HAWAII, INC. Notwithstanding anything else contained in this Agreement to the contrary, Vendor/C-3D and Distributor/Affiliate hereby authorize and appoint GGS Hawaii, Inc. to oversee and assist the parties hereto with compliance and adherence to the various requirements of the Agreements as they relate to the language, geography, customs, barriers or the like with respect to the Territory. For the purpose hereof, GGS Hawaii, Inc. shall not be deemed to be an assignee or Sublicensee of Distributor/Affiliate.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year above written.

VENDOR:
C-3D DIGITAL, INC.


                                        By:
                                            ----------------------------------
                                            J. Michael Heil, CEO



DISTRIBUTOR:
3D TELEVISION, CO., LTD.


                                        By:
                                            ----------------------------------
                                            Mr. Hisatake Togoe, President & CEO

                                MINIMUM ROYALTIES
                                       AND
                                PRICING SCHEDULE

                                 (CONFIDENTIAL)

         This is the Minimum Royalties and Pricing Schedule that is referred to in the Exclusive Distributor Agreement (the "Agreement") dated effective this 25th day of April, 1999, between C-3D DIGITAL, INC., a Utah corporation (the "Vendor") and 3D TELEVISION, CO., LTD. a Japan corporation, that appears therein and herein as "Vendor".

          For and in consideration of the Agreement, the Vendor shall pay the Distributor, at the times and in the manner more particularly set forth in such Agreement, a wholesale price per unit of C-3D DIGITAL 200 sold and delivered to 3D Television Co., LTD. The price shall change to the price that is a cost plus 20% basis.

             Wholesale Price Per Unit                   $93.60 (Maximum)

         The Minimum Royalties is as follows:

             Until the end of May, 1999                     50 Units
             Until the end of June, 1999                 2,000 Units
             Until the end of September, 1999            5,000 Units
             Until the end of December, 1999             5,000 Units
             Until the end of March, 2000                5,000 Units

         The Distributor will execute the bank transfer for the first 50 units until May 24 and the Irrevocable Letter of Credits of payments for the consecutive orders, June 30, 1999, December 31, 1999 and March 31st.

         Vendor will sell all additional equipment to Distributor on a cost plus 20% basis for each complete Unit purchased by Distributor. Distributor will have access to Vendors costs with a prior 30 day written notice. Vendors actual cost will include all manufacturing, shipping, packaging, distribution, license and sales. Component pricing will be forthcoming in a subsequent agreement.

Dated as of the effective date of the Agreement

                              C-3D DIGITAL, INC.


                              By: /s/ J. Michael Heil
                                  --------------------------------------
                                  J. Michael Heil, CEO



                             3D TELEVISION CO., LTD.


                             By: /s/ Hisatake Togoe, President & CEO
                                 ----------------------------------------
                                 Hisatake Togoe, President & CEO